Exhibit 99.1

MEDIA RELEASE

Advanced Power Technology & Northrop Grumman Enter Into Silicon Carbide License Agreement

Next Generation Chip Technology for Power Electronics in Military and Commercial Applications Ranging from Radar to Hybrid Vehicles

Bend, Oregon, February 22, 2006 – Advanced Power Technology, Inc. (NASDAQ: APTI), a leading supplier of high performance power semiconductors announced today that the company has entered into a license agreement with the Electronic Systems’ sector of Northrop Grumman Corporation (NYSE:NOC) to manufacture next-generation silicon carbide (“SiC”) microelectronic devices.

This agreement forms an exclusive foundry supplier relationship whereby Northrop Grumman will license certain SiC technology to Advanced Power Technology including relevant SiC patents and manufacturing methods to enable Advanced Power Technology to manufacture proprietary high performance SiC microelectronic devices exclusively for Northrop Grumman.

In addition, the agreement allows Advanced Power Technology to use the licensed technology to manufacture and sell other high performance SiC devices for commercial purposes. Both companies possess substantial expertise in SiC technology and view SiC based power semiconductors as strategically important to a wide array of next generation applications.

The driving force for the adoption of silicon carbide for military as well as civilian applications is the need to reduce weight and size of power control and management systems and their associated support equipment, in particular cooling systems and heat dispersing packaging. SiC semiconductors have demonstrated large performance advantages in numerous test beds over the most advanced silicon components.

Military applications include radar, hybrid power systems, electric power control and distribution, electronic jamming, and wideband communications systems.

Potential non-military applications that can benefit from silicon carbide’s military-level performance include hybrid vehicles, electric power transmission, computer/servers, medical systems, and alternative energy.

Russell Crecraft, Advanced Power Technology’s Executive Vice President and Chief Operating Officer stated, “We are very pleased to enter into a long term contractual relationship with a world class company such as Northrop Grumman. The development of SiC products for both Switchmode and RF power conversion applications has been and continues to be a key strategic initiative for Advanced Power Technology. We expect this new relationship with Northrop Grumman to substantially accelerate our progress towards becoming the leading supplier of SiC power semiconductor products.  Combining the expertise of both companies will allow APT to provide leading edge devices built with the highest level of SiC technology.”

“Advanced Power Technology brings a solid track record of producing proprietary devices,” said Jack Hawkins, Director of the Advanced Materials & Semiconductor Device Technology Center for Northrop Grumman’s Electronic Systems sector. “We’re looking forward to working together on this next generation of SiC technology.”

The agreement comes at a time when Advanced Power Technology is in the process of being acquired by Microsemi Corporation. Steve Litchfield, Microsemi’s Vice President of Business Development, stated “Advanced Power Technology’s Silicon Carbide Strategy and capabilities were an important element in our decision to acquire the company. We look forward to participating with them in a very successful relationship.”

About Advanced Power Technology:

With operations in Bend, Oregon, Santa Clara, California, Montgomeryville, Pennsylvania, Boulder, Colorado and Bordeaux France, Advanced Power Technology is a leading supplier of power semiconductors for RF, Microwave, Linear, and Switchmode Applications. For additional information on Advanced Power Technology, visit its website at www.advancedpower.com.

About Northrop Grumman Corporation:

Northrop Grumman Corporation is a global defense company headquartered in Los Angeles, Calif. Northrop Grumman provides a broad array of technologically advanced, innovative products, services and solutions in systems integration, defense electronics, information technology, advanced aircraft, shipbuilding, and space technology. The company has more than 125,000 employees and operates in all 50 states and 25 countries and serves U.S. and international military, government and commercial customers. For more information on Northrop Grumman visit its web site at www.northropgrumman.com

About Microsemi Corporation:

Microsemi Corporation is global supplier of semiconductors specializing in system-engineered integrated circuits and high reliability discrete devices. For additional information on Microsemi Corporation, visit its website at www.microsemi.com.

About the Acquisition:

Microsemi Corporation has filed a registration statement (including a prospectus) with the SEC for the issuance of Microsemi shares to APT shareholders in connection with the acquisition of APT The prospectus in that registration statement, and the other documents Microsemi has filed with the SEC in connection with that registration statement contain additional material information about APT, Microsemi, and the terms of the acquisition. You may get these documents for free by visiting EDGAR on the SEC Web Site at www.sec.gov.  Alternatively, you may request Microsemi to send you the prospectus by calling 949-221-7101.

Safe Harbor Statement

Except for historical information contained herein, the matters discussed in this press release are forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  APT cautions that such statements, including statements concerning the potential benefits of this contract, are subject to a number of uncertainties, and actual results may differ materially.  Factors that could affect the Company’s actual results include the ability of subcontractors to meet their delivery commitments; unfavorable changes in industry and competitive conditions; the Company’s mix of product shipments; the accuracy of customers forecasts; the effectiveness of the Company’s efforts to control and reduce costs; and other uncertainties disclosed in the Company’s filings with the Securities and Exchange Commission including our Form 10-K filed on March 8, 2005.  The Company assumes no obligation to update the information in this release.

APT Company Contact:

Greg M. Haugen

Vice President, Finance and Administration and CFO

Tel: (541) 382-8028

Fax: (541) 389-1241

E-Mail: ir@advancedpower.com

MSCC Company Contact:

David R. Sonksen

Executive Vice President and CFO

Tel: (949) 221-7101

Fax: (949)756-2602